Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 13, 2007 on the financial statements of the Ameristock ETF Trust, comprising Ameristock/Ryan 1 Year Treasury Fund, Ameristock/Ryan 2 Year Treasury Fund, Ameristock/Ryan 5 Year Treasury Fund, Ameristock/Ryan 10 Year Treasury Fund, and Ameristock/Ryan 20 Year Treasury Fund as of June 30, 2007 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Ameristock ETF Trust Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
October 25, 2007